EX-99.h.2.
OTH MAT CONT

INTEGRITY MANAGED PORTFOLIOS

ACCOUNTING SERVICES AGREEMENT

AGREEMENT dated as of this 31st day of July, 2009, by and between Integrity Managed Portfolios, (the "Fund"), a Massachusetts business trust and Integrity Fund Services, Inc. ("IFS"), a North Dakota corporation.

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.

The Fund hereby appoints IFS to provide accounting services for the benefit of the Fund and its shareholders. Such services may include, but are not limited to, bond interest and amortization accruals, daily fee accruals, security valuation, calculation of daily net asset value, calculation of a daily dividend rate, and preparation of semi-annual and annual reports.

IFS accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. IFS shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. IFS by separate agreement with the Fund, may also service the Fund in other capacities. In carrying out its duties and responsibilities hereunder, IFS may contract with various Firms to provide certain of the accounting services described herein. Such Firms shall at all times be deemed to be independent contractors retained by IFS and not the Fund. IFS and not the Fund will be responsible for the payment of compensation to such Firms for such services.

2.

For the services and facilities described in Section 1, each Portfolio will pay to IFS at the end of each calendar month an accounting service fee equal to the sum of (i) $2,000 per month and (ii) 0.05% of the Portfolio's average daily net assets on an annual basis for the Portfolio's first $50 million of average daily net assets, 0.04% of the Portfolio's average daily net assets on an annual basis for the Portfolio's next $50 million of average daily net assets, 0.03% of the Portfolio's average daily net assets on an annual basis for the Portfolio's next $100 million of average daily net assets, 0.02% of the Portfolio's average daily net assets on an annual basis for the Portfolio's next $300 million of average daily net assets, and 0.01% of the Portfolio's average daily net assets on an annual basis for the Portfolio's average daily net assets in excess of $500 million, together with reimbursement of out-of-pocket expenses. Each Portfolio will pay an additional minimum fee of $500 per month for each additional share class. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of IFS to the Fund under this Agreement are not to be deemed exclusive, and IFS shall be free to render similar services or other services to others.

The net asset value for each share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computation.

3.	The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by IFS under this Agreement.

4.

IFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, other than those prepared by IFS, advice of the Fund, other than advice of IFS, or advice of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of IFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

IFS shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by IFS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or its shareholders to which IFS shall otherwise be subject to reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of IFS's obligations and duties under this Agreement or the willful violation of any applicable law.

Except as may otherwise be provided by applicable law, neither IFS nor its officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to IFS by the Fund or its authorized agents, other than IFS, or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of reckless disregard of IFS's obligations and duties under this Agreement or the willful violation of any applicable law.

5.

This Agreement may be terminated at any time without the payment of any penalty by the Fund or by IFS on sixty (60) days' written notice to the other party. Termination of this Agreement shall not affect the right of IFS to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. This Agreement may not be amended to increase the amount to be paid to IFS for services hereunder without the vote of the Board of Trustees of the Fund. All material amendments to this Agreement must in any event be approved by vote of the Board of Trustees of the Fund.

6.	If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

7.

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

8.

All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of the shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

9.

This Agreement shall be construed in accordance with applicable federal law and (except as to Section 8 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of North Dakota.

IN WITNESS WHEREOF, the Fund and IFS have caused this Agreement to be executed as of the day and year first above written.

INTEGRITY MANAGED PORTFOLIOS	INTEGRITY FUND SERVICES, INC.

By: /s/Shannon D. Radke	By: /s/Laura K. Anderson
Shannon D. Radke—President	Laura K. Anderson—President